Exhibit 99.1

IMMEDIATE RELEASE	Contacts: James E. Braun, EVP & Chief Financial Officer MRC Global Inc. Jim.Braun@mrcpvf.com 832-308-2845 Ken Dennard, Managing Partner DRG&L ksdennard@drg-l.com 713-529-6600

MRC GLOBAL INC. ANNOUNCES PRELIMINARY

THIRD QUARTER RESULTS AND RAISES FULL YEAR GUIDANCE

HOUSTON, TX – OCTOBER 9, 2012 – MRC Global Inc. (NYSE:MRC) announced today that it expects to report the following results for the third quarter:

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Sales. The company expects to report sales of between approximately $1.43 billion and $1.47 billion for the three months ended September 30, 2012, as compared to sales of $1.37 billion for the three months ended September 30, 2011.

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Net income. The company expects to report net income of between approximately $46 million and $53 million for the three months ended September 30, 2012, as compared to net income of $21.9 million for the three months ended September 30, 2011.

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Diluted earnings per share. The company expects to report diluted earnings per share of between approximately $0.45 and $0.52 for the three months ended September 30, 2012, as compared to diluted earnings per share of $0.26 for the three months ended September 30, 2011.

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Adjusted EBITDA. The company expects to report Adjusted EBITDA of between approximately $121 million and $129 million for the three months ended September 30, 2012, as compared to Adjusted EBITDA of $109.6 million for the three months ended September 30, 2011. Adjusted EBITDA is a non-GAAP measure. See “Reconciliation of Adjusted EBITDA to Net Income” below.

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Total indebtedness, net of cash. The company’s total indebtedness, net of cash, outstanding at September 30, 2012 was approximately $1.238 billion, as compared to $1.315 billion of total indebtedness, net of cash, outstanding at June 30, 2012.

Andrew Lane, MRC Global’s Chairman, President and CEO, commented, “I’m very pleased with the continued strong financial results in 2012, which have been primarily driven by North American shale infrastructure spending of our major customers.”

During the third quarter of 2012, the company purchased in the open market $86.7 million in face amount of its 9.50% senior secured notes due 2016 for $94.6 million. The company is expected to record a pre-tax charge of $10.3 million ($6.5 million after tax) in the third quarter of 2012, or a diluted earnings per share impact of approximately $0.06 per share. The impact of this expected charge is included in the expected net income and diluted earnings per share amounts above.

In addition, the company expects to record an adjustment to its last-in, first-out (LIFO) inventory reserve, resulting in a positive (additive) adjustment to income before taxes. This adjustment is expected to be approximately $14.5 million, pre-tax ($9.4 million after tax, or $0.09 per share). The impact of this expected item is included in the expected net income and diluted earnings per share amounts above.

Management has prepared the estimates presented above in good faith based upon the company’s internal reporting and expectations as of and for the three months ended September 30, 2012. These estimated ranges are preliminary, unaudited, subject to completion, reflect the company’s current good faith estimates and may be revised as a result of management’s further review of the company’s results. The company and its auditors have not completed the normal quarterly review procedures as of and for the three months ended September 30, 2012, and there can be no assurance that the company’s final results for this quarterly period will not differ from these estimates. Any such differences could be material. During the course of the preparation of the company’s consolidated financial statements and related notes as of and for the three months ended September 30, 2012, the company may identify items that would require it to make material adjustments to the preliminary financial information. These estimates should not be viewed as a substitute for full interim financial statements prepared in accordance with GAAP. In addition, these preliminary estimates as of and for the three months ended September 30, 2012 are not necessarily indicative of the results to be achieved for the remainder of 2012 or any future period.

Calendar Year 2012 Updated Guidance

The company has raised its expected full year 2012 guidance for revenue, adjusted gross profit percentage and Adjusted EBITDA percentage and provides guidance for its expected full year 2012 effective tax rate, capital expenditures and cash from operations as follows:

	Low	High

Revenue	$5.55 billion	$5.68 billion
Adjusted Gross Profit Percentage (1)	18.6%	19.2%
Adjusted EBITDA Percentage	8.4%	8.7%
Effective Tax Rate	35.5%	36.5%
Capital Expenditures	$26 million	$27 million
Cash from Operations	$125 million	$150 million

(1)	See the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for the company’s full definition of Adjusted Gross Profit.

About MRC Global Inc. – Global Supplier of Choice®

Headquartered in Houston, Texas, MRC, a Fortune 500 company, is the largest global distributor of pipe, valve, and fittings (PVF) and related products and services to the energy industry, based on sales, and supplies these products and services across each of the upstream, midstream and downstream sectors. More information on MRC can be found on our website at www.mrcglobal.com.

Reconciliation of Adjusted EBITDA and Net Income

The company defines Adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, amortization of intangibles, other non-recurring and non-cash charges (such as gains/losses on the early extinguishment of debt, changes in the fair value of derivative instruments and goodwill impairment) and plus or minus the impact of the company’s LIFO inventory costing methodology. The company presents Adjusted EBITDA because it is an important measure used to determine the interest rate and commitment fee it pays under its global ABL facility. In addition, the company believes it is a useful indicator of its operating performance. The company believes this for the following reasons:

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The company’s management uses Adjusted EBITDA for planning purposes, including the preparation of the company’s annual operating budget and financial projections, as well as for determining a significant portion of the compensation of the company’s executive officers.

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Adjusted EBITDA is widely used by investors to measure a company’s operating performance without regard to items, such as interest expense, income tax expense and depreciation and amortization, that can vary substantially from company to company depending upon their financing and accounting methods, the book value of their assets, their capital structures and the method by which their assets were acquired.

•	Securities analysts use Adjusted EBITDA as a supplemental measure to evaluate the overall operating performance of companies.

In particular, the company believes that Adjusted EBITDA is a useful indicator of its operating performance because Adjusted EBITDA measures the company’s operating performance without regard to certain non-recurring, non-cash or transaction-related expenses.

Adjusted EBITDA, however, does not represent and should not be considered as an alternative to net income, cash flow from operations or any other measure of financial performance calculated and presented in accordance with GAAP. The company’s Adjusted EBITDA may not be comparable to similar measures that other companies report because other companies may not calculate Adjusted EBITDA in the same manner as the company does. Although the company uses Adjusted EBITDA as a measure to assess the operating performance of its business, Adjusted EBITDA has significant limitations as an analytical tool because it excludes certain material costs. For example, it does not include interest expense, which has been a significant element of the company’s costs. Because the company uses capital assets, depreciation expense is a significant element of its costs and impacts its ability to generate revenue. In addition, the omission of the amortization expense associated with intangible assets further limits the usefulness of this measure. Adjusted EBITDA also does not include the payment of certain taxes, which is also a significant element of the company’s operations. Furthermore, Adjusted EBITDA does not account for the company’s last-in, first-out (LIFO) inventory costing methodology, and therefore, to the extent that recently purchased inventory accounts for a relatively large portion of the company’s sales, Adjusted EBITDA may overstate the company’s operating performance. Because Adjusted EBITDA does not account for certain expenses, its utility as a measure of the company’s operating performance has material limitations. Because of these limitations, management does not view Adjusted EBITDA in isolation or as a primary performance measure and also uses other measures, such as net income and sales, to measure operating performance.

The calculation of Adjusted EBITDA is consistent with the computation of Consolidated Cash Flow, as defined in the indenture governing the company’s outstanding notes, except for the change in the LIFO reserve, which would not be an adjustment in determining Consolidated Cash Flow.

The following table reconciles Adjusted EBITDA to net income for the ranges presented above for the three months ended September 30, 2012 (estimated) and for the three months ended September 30, 2011 (actual).

	Three Months Ended September 30,
	2012 (Estimated Low)	2012 (Estimated High)	2011 (Actual)
	($ in millions)
Net income	$46.0	$53.0	$21.9
Income tax expense	29.5	31.5	11.1
Interest expense	28.0	28.4	34.3
Depreciation and amortization	4.5	4.7	4.7
Amortization of intangibles	12.3	12.5	12.7
Change in fair value of derivative instruments	(0.2)	(0.5)	(1.8)
Share based compensation expense	1.9	2.4	3.8
Legal and consulting expenses	—	—	1.5
Increase (decrease) in LIFO reserve	(14.0)	(15.2)	18.3
Joint venture termination	—	—	1.7
Other noncash expenses (1)	2.2	2.1	1.4
Loss on early extinguishment of debt	10.3	10.4	—

Adjusted EBITDA	$120.5	$129.3	$109.6

(1)	For the three months ended September 30, 2012, estimated to include foreign exchange gains and losses. For the three months ended September 30, 2011, included transaction-related expenses, pre-acquisition EBITDA of Stainless Pipe & Fittings Australia Pty Ltd. and other items added back to net income pursuant to the company’s then existing ABL credit facility.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as “expects,” “expected,” and similar expressions are intended to identify forward-looking statements. The company’s expectations regarding the third quarter results and full year 2012 expected results above are only the company’s expectations regarding these matters. The company’s expected financial condition, results and future prospects are dependent on the following factors, including (among others) decreases in oil and natural gas industry expenditure levels, which may result from decreased oil and natural gas prices or other factors; increased usage of alternative fuels, which may negatively affect oil and natural gas industry expenditure levels; U.S. and international general economic conditions; the company’s ability to compete successfully with other companies in the company’s industry; the risk that manufacturers of the products the company distributes will sell a substantial amount of goods directly to end users in the industries it serves; unexpected supply shortages; cost increases by the company’s suppliers; the company’s lack of long-term contracts with most of its suppliers; increases in customer, manufacturer and distributor inventory levels; suppliers’ price reductions of products that the company sells, which could cause the value of its inventory to decline; decreases in steel prices, which could significantly lower the company’s profit; increases in steel prices, which it may be unable to pass along to its customers, which could significantly lower its profit; the company’s lack of long-term contracts with many of its customers and its lack of contracts with customers that require minimum purchase volumes; changes in the company’s customer and product mix; risks related to the company’s customers’ credit; the potential adverse effects associated with integrating acquisitions into the company’s business and whether these acquisitions will yield their intended benefits; the success of the company’s acquisition strategies; the company’s significant indebtedness; the dependence on the company’s subsidiaries for cash to meet its debt obligations; changes in the company’s credit profile; a decline in demand for certain of the products that the company distributes if import restrictions on these products are lifted; environmental, health and safety laws and regulations; the sufficiency of the company’s insurance policies to cover losses, including liabilities arising from litigation; product liability claims against the company; pending or future asbestos-related claims against the company; the potential loss of key personnel; interruption in the proper functioning of the company’s information systems; loss of third-party transportation providers; potential inability to obtain necessary capital; risks related to adverse weather events or natural disasters; impairment of the company’s goodwill or other intangible assets; changes in tax laws or adverse positions taken by taxing authorities in the countries in which the company operates; and adverse changes in political or economic conditions in the countries in which the company operates. For a discussion of key risk factors, please see the risk factors disclosed in the company’s SEC filings, which are available on the SEC’s website at www.sec.gov and on the company’s website, www.mrcglobal.com.

Undue reliance should not be placed on the company’s forward-looking statements. Although forward-looking statements reflect the company’s good faith beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the company’s actual results, performance or achievements or future events to differ materially from anticipated future results, performance or achievements or future events expressed or implied by such forward-looking statements. The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except to the extent required by law.

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